Exhibit 10.4

FOUNDER SHARES AMENDMENT AGREEMENT

March 26, 2018

M III Acquisition Corp.
3 Columbus Circle, 15th Floor
New York, NY 10019

Infrastructure and Energy Alternatives, LLC
c/o GFI Energy Group of Oaktree Capital Management, L.P.
1611 San Vicente Boulevard, Suite 710
Los Angeles, CA 90049

Re:                             Agreement Relating to Founder Shares

Ladies and Gentlemen:

Reference is made to (i) that certain agreement and plan of merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of November 3, 2017, by and among M III Acquisition Corp., a Delaware corporation (“Buyer”), Wind Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer, Wind Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer, IEA Energy Services LLC, a Delaware limited liability company (the “Company”), Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (the “Seller”), the seller representative party thereto, and for the limited purposes set forth therein, the Sponsor (as defined below), (ii) that certain letter agreement (the “Insider Letter”), dated July 7, 2016, between Buyer and Cantor Fitzgerald & Co. and each of M III Sponsor I LLC, a Delaware limited liability company (“M III LLC”), and M III Sponsor I LP, a Delaware limited partnership (“M III LP” and together with M III LLC, “Sponsor”), Mohsin Y. Meghji, Suleman E. Lunat, Brian Griffith, Andrew L. Farkas, Osbert Hood, and Philip Marber with respect to certain matters, including with respect to the persons listed on Exhibit A hereto, the transfer of shares of common stock of the Buyer (“Common Stock”) held of record by each of them (as further described on Exhibit A hereto, the “Founder Shares”), and (iii) that certain Waiver, Consent and Agreement to Forfeit Founder Shares, dated March 20, 2018, by and among the parties to the Merger Agreement (the “Waiver Agreement”). This letter agreement (this “Agreement”) represents the “Founder Shares Amendment” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In order to induce the Buyer and the Seller to enter into the Merger Agreement and to proceed with the Mergers and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each holder of Founder Shares and the Seller, hereby agrees, for the benefit of the Buyer and the Seller, as follows:

1.                                      Each holder of Earnout Shares (as defined below) agrees that the Earnout Shares held by such holder shall be subject to vesting as follows:

(a)                                 50% of such holder’s Earnout Shares will irrevocably vest on the first day upon which the closing sale price of the Common Stock on the NASDAQ has equaled or exceeded $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a consecutive thirty (30) day trading period;

(b)                                 50% of such holder’s Earnout Shares will irrevocably vest on the first day upon which the closing sale price of the Common Stock on the NASDAQ has equaled or exceeded $14.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a consecutive thirty (30) day trading period; and

(c)                                  On or prior to the tenth anniversary of the date of this Agreement, all of such holder’s then-unvested Earnout Shares will immediately and irrevocably vest upon the occurrence of any of the following events that results in all of Buyer’s stockholders having the right to exchange their shares of Common Stock for consideration in cash, securities or other property which equals or exceeds $10.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like):

(i)                                     a Change of Control (as defined below) shall occur; or

(ii)                                  Buyer shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act.

2.                                      For purposes of this Agreement:

(a)                                 The term Earnout Shares shall mean (i) with respect to each holder of Founder Shares party hereto, the number of Founder Shares set forth on Exhibit A with respect to such holder indicated as Earnout Shares, which Exhibit A shall be amended to reflect any forfeiture to the Company of Founder Shares by such holder on the date hereof or thereafter pursuant to the terms of the Waiver Agreement,  and (ii) with respect to the Seller, (A) 212,500 shares out of the 425,000 shares of Common Stock issued to the Seller by the Buyer at Closing pursuant to the Waiver Agreement and (B) any additional shares of Common Stock issued to the Seller by the Buyer after the date hereof that constitute $12 Earnout Shares or $14 Earnout Shares pursuant to Section 4(e) of the Waiver Agreement that have not vested in accordance with the terms of this Agreement on or prior to the date of such issuance.

(b)                                 The term “Change of Control” means the occurrence of any of the following events after the date hereof:

(i)                                     there is consummated, in accordance with Buyer’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Buyer’s assets (determined on a consolidated basis) to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(ii)                                  any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Buyer representing more than fifty percent (50%) of the combined voting power of Buyer’s then outstanding Common Stock;

(iii)                               there is consummated a merger or consolidation of Buyer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board of Directors of Buyer immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate Buyer thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)                              the stockholders of Buyer and the Board of Directors of Buyer approve a plan of liquidation or dissolution of Buyer;

provided, that no Change of Control shall be deemed to have occurred pursuant to the foregoing clauses (i) through (iv), if all of the Common Stock held by Buyer’s stockholders prior to the Change of Control remains outstanding and the Common Stock continues to be listed on a national securities exchange.

3.                                      Each holder of Earnout Shares hereby irrevocably and unconditionally agrees that, prior to the vesting thereof, such holder shall not Transfer (as defined below) all or any portion of such holder’s Earnout Shares, other than (i) in the case of each holder of Founder Shares, to a permitted transferee described in subclauses (a) through (d) of Section 7(c) of the Insider Letter and (ii) in the case of the Seller, to a Seller Affiliated Transferee (as defined in the Investor Rights Agreement, dated as of the date hereof, by and between the Seller and the Company and the other parties thereto), in each case of clauses (i) and (ii) who enters into a written agreement for the benefit of the parties to this Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of this Agreement.

4.                                      “Transfer” shall mean any direct or indirect offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Earnout Shares or interest in any Earnout Shares.

5.                                      If the Earnout Shares have not vested on or prior to the ten-year anniversary of the date of the Merger Agreement, the Earnout Shares shall be forfeited to Buyer without consideration and with no further action required of any Person. Upon any such forfeiture, such Earnout Shares shall transfer to Buyer for cancellation and in exchange for no consideration.

6.                                      Prior to the vesting of any Earnout Shares hereunder, the holder of such Earnout Shares shall nevertheless retain the right to vote such Earnout Shares.

7.                                      Until all Earnout Shares have vested or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the holders of Earnout Shares if the Earnout Shares had vested prior to the record date for such dividends or distributions shall be withheld by the Buyer for the benefit of the holders of the Earnout Shares (the “Withheld Amount”).  If any securities of the Buyer or any other Person are included in the Withheld Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withheld Amount, whether by way of stock splits or otherwise, shall be delivered to the Buyer and included in the “Withheld Amount”, and will be released to the Buyer or the holders of the Earnout Shares, as applicable, upon the release of the corresponding securities.  If and when the Earnout Shares vest in accordance with Section 1, the Buyer shall release to the holders of the Earnout Shares, the aggregate amount of the Withheld Amount  attributable to the Earnout Shares that have vested and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Earnout Shares that have not yet vested until such Earnout Shares vest, in which case such remaining Withheld Amount shall be released to the holders of Earnout Shares. If all or any portion of the Earnout Shares are forfeited to the Buyer in accordance with Section 5, then the portion of the Withheld Amount attributable to the portion of the Earnout Shares that have been forfeited to the Buyer, as applicable, shall be forfeited to Buyer without consideration and with no further action required of any person.

8.                                      This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.  This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.                                      No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns.

10.                               This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the

State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11.                               The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.                               Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission to Buyer and Seller at the addresses specified in the Merger Agreement and to the holders of Founder Shares at the addresses set forth on Exhibit A.

13.                               This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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Please indicate your agreement to the foregoing by signing in the space provided below.

M III SPONSOR I LLC

By: M III ACQUISITION PARTNERS I LLC, its managing member

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Managing Member

M III SPONSOR I LP

By: M III ACQUISITION PARTNERS I CORP., its general partner

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Managing Member

By:	/s/ Osbert Hood
Osbert Hood

By:	/s/ Philip Marber
Philip Marber

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

By:	/s/ John P. Roehm
Name:	John P. Roehm
Title:	President

M III ACQUISITION CORP.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Executive Officer

EXHIBIT A

Name and Address for Notices	Founder Shares*	Earnout Shares*
M III Sponsor I LLC	3,487,475	1,743,737
M III Sponsor I LP	222,525	111,262
Osbert Hood	20,000	10,000
Philip Marber	20,000	10,000
Seller	—	212,500
Total	3,750,000	2,087,499

* Such number of shares are calculated immediately prior to giving effect to the consummation of the Business Combination contemplated by (and as defined in) the Merger Agreement and are to be reduced by any forfeiture to the Company on the date hereof or thereafter pursuant to the Waiver Agreement.